Filed Pursuant to Rule 424(b)(2)
Registration No. 333-216286

PRICING SUPPLEMENT dated September 19, 2019 (To Prospectus Supplement dated November 6, 2018 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce
$3,434,000
Senior Global Medium-Term Notes
Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (May 27, 2021 , subject to adjustment) is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (36.00% weighting), the TOPIX (27.00% weighting), the FTSE® 100 Index (19.00% weighting), the Swiss Market Index (10.00% weighting) and the S&P/ASX 200 Index (8.00% weighting) (the “basket”) as measured from the trade date to and including the determination date (May 25, 2021, subject to adjustment). The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) the final basket underlier level divided by the initial basket underlier level (set on the trade date and equal to the closing level of the basket underlier on the trade date) multiplied by (ii) the applicable initial weighted value for the basket underlier. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive, subject to the maximum settlement amount ($1,412.25 for each $1,000 face amount of your notes). If the final basket level declines by up to 15.00% from the initial basket level, you will receive the face amount of your notes. If the final basket level declines by more than 15.00% from the initial basket level, the return on your notes will be negative.  You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•      if the basket return is positive (i.e. the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.7 times (c) the basket return, subject to the maximum settlement amount;

•      if the basket return is zero or negative but not below -15.00% (i.e. the final basket level is equal to or is less than the initial basket level, but not by more than 15.00%), $1,000; or

•      if the basket return is negative and is below -15.00% (i.e. the final basket level is less than the initial basket level by more than 15.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1765 times (b) the sum of the basket return plus 15.00% times (c) $1,000.

Declines in one basket underlier may offset increases in the other basket underliers. Due to the unequal weighting of each basket underlier, the performances of the EURO STOXX 50® Index, the TOPIX and the FTSE® 100 Index will have a significantly larger impact on your return on the notes than the performance of the Swiss Market Index or the S&P/ASX 200 Index.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Additional Risk Factors Specific to Your Notes” beginning on page PRS-13 of this Pricing Supplement.

Our estimated value of the notes on the trade date, based on our internal pricing models, is $998.50 per note. The estimated value is less than the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

	Initial Issue Price	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	$1,000	100%	0%	100%
Total	$3,434,000	$3,434,000	$0	$3,434,000

The notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable notes (as defined on page S-2 of the prospectus supplement).

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this Pricing Supplement or the accompanying Product Supplement No. 6, accompanying General Terms Supplement No. 1, accompanying Prospectus Supplement and accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The issue price, agent’s commission and net proceeds listed above relate to the notes we will sell initially.  We may decide to sell additional notes after the trade date, at issue prices and with agent’s commissions and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment will depend in part on the issue price you pay for your notes.

CIBC World Markets Corp. or one of our other affiliates may use this Pricing Supplement in a market-making transaction in a note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this Pricing Supplement is being used in a market-making transaction.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on September 26, 2019 against payment in immediately available funds.

CIBC World Markets

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

ABOUT THIS PRICING SUPPLEMENT

You should read this Pricing Supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”), the Prospectus Supplement dated November 6, 2018 (the “Prospectus Supplement”), the General Terms Supplement No. 1, dated May 1, 2017 (the “General Terms Supplement”), and the Product Supplement No. 6 (the “Product Supplement No. 6”), dated May 1, 2017, each relating to our Senior Global Medium-Term Notes, for additional information about the notes. When you read the accompanying General Terms Supplement and the Product Supplement No. 6, please note that all references in such supplements to the Prospectus Supplement dated March 28, 2017, or to any sections therein, should refer instead to the accompanying Prospectus Supplement dated November 6, 2018 or to the corresponding sections of such Prospectus Supplement, as applicable, unless otherwise specified or the context otherwise requires. Information in this Pricing Supplement supersedes information in the Product Supplement No. 6, the General Terms Supplement, the Prospectus Supplement and the Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Product Supplement No. 6, the General Terms Supplement, the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This Pricing Supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, and in the documents referred to in this Pricing Supplement, the Product Supplement No. 6, the General Terms Supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We have not, and CIBC World Markets Corp. (“CIBCWM”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and CIBCWM is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this Pricing Supplement, nor the accompanying Product Supplement No. 6, nor the accompanying General Terms Supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf or on behalf of CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this Pricing Supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Product Supplement No. 6, the General Terms Supplement, the Prospectus Supplement and the Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•     Product Supplement No. 6, dated May 1, 2017: https://www.sec.gov/Archives/edgar/data/1045520/000110465917028390/a17-10322_19424b2.htm

•     General Terms Supplement No. 1, dated May 1, 2017:  https://www.sec.gov/Archives/edgar/data/1045520/000110465917028383/a17-10322_18424b2.htm

•     Prospectus Supplement dated November 6, 2018 and Prospectus dated March 28, 2017: https://www.sec.gov/Archives/edgar/data/1045520/000110465918066166/a18-37094_1424b2.htm

PRS-2

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

SUMMARY INFORMATION

We refer to the notes we are offering by this Pricing Supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. The notes will be issued under the indenture, dated as of September 15, 2012, between the Bank and Deutsche Bank Trust Company Americas, as trustee, which we refer to herein as the indenture. This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” in the accompanying Product Supplement No. 6 and “Supplemental Terms of the Notes” in the accompanying General Terms Supplement. Please note that certain features, as noted below, described in the accompanying Product Supplement No. 6 and General Terms Supplement are not applicable to the notes. This Pricing Supplement supersedes any conflicting provisions of the accompanying Product Supplement No. 6 or the accompanying General Terms Supplement.

Key Terms

Issuer: Canadian Imperial Bank of Commerce

Basket underliers: the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as published by STOXX Limited (“STOXX”); the TOPIX (Bloomberg symbol, “TPX Index”), as maintained by the Tokyo Stock Exchange, Inc. (“TSE”); the FTSE® 100 Index (Bloomberg symbol, “UKX Index”), as published by FTSE Russell (“FTSE”); the Swiss Market Index (Bloomberg symbol, “SMI Index”), as published by SIX Group Ltd. (“SIX Group”); and the S&P/ASX 200 Index (Bloomberg symbol, “AS51 Index”), as published by S&P Dow Jones Indices LLC (“S&P”); see “The Basket and the Basket Underliers” in this Pricing Supplement

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying Product Supplement No. 6:

•     type of notes: notes linked to a basket of underliers

•     exchange rates: not applicable

•     averaging dates: not applicable

•     redemption right or price dependent redemption right: not applicable

•     cap level: yes, as described below

•     buffer level: yes, as described below

•     interest: not applicable

Face amount: each note will have a face amount of $1,000; $3,434,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the trade date

Minimum Investment: $1,000 (one note)

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount: the amount we will pay you on the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or a discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” in this Pricing Supplement.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

PRS-3

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

•     if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•     if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return;

•     if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or

•     if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the basket return plus the buffer amount times (c) $1,000.

Initial basket level: 100

Initial weighted value: the initial weighted value for each of the basket underliers equals the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in the Basket
EURO STOXX 50® Index	36.00%
TOPIX	27.00%
FTSE® 100 Index	19.00%
Swiss Market Index	10.00%
S&P/ASX 200 Index	8.00%

Initial EURO STOXX 50® Index level: 3,552.65, which was the closing level of the basket underlier on the trade date

Initial TOPIX level: 1,615.66, which was the closing level of the basket underlier on the trade date

Initial FTSE® 100 Index level: 7,356.42, which was the closing level of the basket underlier on the trade date

Initial Swiss Market Index level: 10,064.46, which was the closing level of the basket underlier on the trade date

Initial S&P/ASX 200 Index level: 6,717.476, which was the closing level of the basket underlier on the trade date

Final EURO STOXX 50® Index level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying General Terms Supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” in the accompanying General Terms Supplement

Final TOPIX level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying General Terms Supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” in the accompanying General Terms Supplement

Final FTSE® 100 Index level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying General Terms Supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” in the accompanying General Terms Supplement

Final Swiss Market Index level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying General Terms Supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” in the accompanying General Terms Supplement

Final S&P/ASX 200 Index level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption

PRS-4

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

Event or a Non-Trading Day” in the accompanying General Terms Supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” in the accompanying General Terms Supplement

Final basket level: the sum of the following: (1) the final EURO STOXX 50® Index level divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index plus (2) the final TOPIX level divided by the initial TOPIX level, multiplied by the initial weighted value of the TOPIX plus (3) the final FTSE® 100 Index level divided by the initial FTSE® 100 Index level, multiplied by the initial weighted value of the FTSE® 100 Index plus (4) the final Swiss Market Index level divided by the initial Swiss Market Index level, multiplied by the initial weighted value of the Swiss Market Index plus (5) the final S&P/ASX 200 Index level divided by the initial S&P/ASX 200 Index level, multiplied by the initial weighted value of the S&P/ASX 200 Index

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a positive or negative percentage

Upside participation rate: 170.00%

Cap level: 124.25% of the initial basket level

Maximum settlement amount: $1,412.25 per note

Buffer level: 85.00% of the initial basket level

Buffer amount: 15.00%

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 117.65%

Trade date: September 19, 2019

Original issue date (settlement date): September 26, 2019

Determination date: May 25, 2021, subject to adjustment as described under “Supplemental Terms of the Notes — Determination Date” in the accompanying General Terms Supplement. Notwithstanding anything to the contrary in the accompanying General Terms Supplement, if the determination date is adjusted as provided under “Supplemental Terms of the Notes — Determination Date” in the accompanying General Terms Supplement, the determination date will not be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.

Stated maturity date: May 27, 2021, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” in the accompanying General Terms Supplement. Notwithstanding anything to the contrary in the accompanying General Terms Supplement, if the determination date is postponed as provided under “Determination date” above, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Limited events of default: The only events of default for the notes are (i) default in the payment of the principal of, or interest on, the notes and, in each case, the default continues for a period of 30 business days and (ii) certain bankruptcy, insolvency or reorganization events. No other breach or default under our indenture or the notes will result in an event of default for the notes or permit the trustee or holders to accelerate the maturity of any debt securities – that is, they will not be entitled to declare the principal amount of any notes to be immediately due and payable. See “Additional Risk Factors Specific To Your Notes — The Indenture Provides Only Limited Acceleration and Enforcement Rights for the Notes” below.

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Closing level: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” in the accompanying General Terms Supplement

Business day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions —

PRS-5

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

Business Day” in the accompanying General Terms Supplement

Trading day: (i) with respect to each of the EURO STOXX 50® Index, the TOPIX and the FTSE® 100 Index, as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” in the accompanying General Terms Supplement and (ii) with respect to each of the Swiss Market Index and the S&P/ASX 200 Index, a day on which the respective principal securities markets for all of such basket underlier stocks are open for trading, such basket underlier sponsor is open for business and such basket underlier is calculated and published by such underlier sponsor. Although an underlier sponsor may publish an underlier level with respect to a basket underlier on a day when one or more of the principal securities markets for such basket underlier stocks are closed, that day would not be a trading day for purposes of such basket underlier

Use of proceeds and hedging: as described under “Use of Proceeds” and “Hedging” in the accompanying Product Supplement No. 6

ERISA: as described under “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Product Supplement No. 6

Calculation agent: Canadian Imperial Bank of Commerce.  We may appoint a different calculation agent without your consent and without notifying you

CUSIP no.: 13605WSL6

ISIN no.:  US13605WSL62

Status: The notes will constitute direct, unsubordinated and unsecured obligations of CIBC ranking equally with all other direct, unsecured and unsubordinated indebtedness of CIBC from time to time outstanding (except as otherwise prescribed by law). The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction

Clearance and Settlement:  We will issue the notes in the form of a fully registered global note registered in the name of the nominee of DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying Prospectus, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture

PRS-6

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the basket underliers and the creditworthiness of CIBC. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by CIBC) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement and “The Bank’s Estimated Value of the Notes” in this Pricing Supplement. The information in the following hypothetical examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	170.00%
Cap level	124.25% of the initial basket level
Maximum settlement amount	$1,412.25 per note
Buffer level	85.00% of the initial basket level
Buffer rate	Approximately 117.65%
Buffer amount	15.00%
Hypothetical initial level of each basket underlier	100.00

•     Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

•     No change in or affecting any of the basket underliers or the method by which any of the underlier sponsors calculates the EURO STOXX 50® Index, the TOPIX, the FTSE® 100 Index, the Swiss Market Index or the S&P/ASX 200 Index, respectively

•     Notes purchased on original issue date at the face amount and held to the stated maturity date

The actual performance of the basket over the life of your notes, as well as the cash settlement amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this Pricing Supplement. For information about the historical level of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket

PRS-7

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

underliers between the date of this Pricing Supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	141.225%
175.000%	141.225%
150.000%	141.225%
125.000%	141.225%
124.250%	141.225%
115.000%	125.500%
110.000%	117.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
75.000%	88.235%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 29.412% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 70.588% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 200.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 141.225% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any final basket level that is greater than or equal to 124.250% of the initial basket level.

PRS-8

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

The following chart shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to 124.250% (the section right of the 124.250% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above. The levels in Column A represent hypothetical initial levels for each basket underlier, and the levels in Column B represent hypothetical final levels for each basket underlier. The percentages in Column C represent hypothetical final levels for each basket underlier in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

The hypothetical initial level for each basket underlier of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial level for that basket underlier. For historical data regarding the actual historical levels of the basket underliers, please see the historical information set forth below under “The Basket and the Basket Underliers.”

PRS-9

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

Example 1: The final basket level is greater than the cap level. The cash settlement amount equals the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	200.00	200.00%	36.00	72.00
TOPIX	100.00	200.00	200.00%	27.00	54.00
FTSE® 100 Index	100.00	200.00	200.00%	19.00	38.00
Swiss Market Index	100.00	200.00	200.00%	10.00	20.00
S&P/ASX 200 Index	100.00	200.00	200.00%	8.00	16.00
				Final Basket Level:	200.00
				Basket Return:	100.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Since the hypothetical final basket level was determined to be 200.00, the hypothetical cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount of $1,412.25 for each $1,000 face amount of your notes (i.e. 141.225% of each $1,000 face amount of your notes).

Example 2: The final basket level is greater than the initial basket level but less than the cap level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	101.00	101.00%	36.00	36.36
TOPIX	100.00	102.00	102.00%	27.00	27.54
FTSE® 100 Index	100.00	103.00	103.00%	19.00	19.57
Swiss Market Index	100.00	108.00	108.00%	10.00	10.80
S&P/ASX 200 Index	100.00	120.00	120.00%	8.00	9.60
				Final Basket Level:	103.87
				Basket Return:	3.87%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Since the hypothetical final basket level was determined to be 103.87, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 170% × 3.87%) = $1,065.79

PRS-10

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

Example 3: The final basket level is less than the initial basket level, but greater than the buffer level. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	95.00	95.00%	36.00	34.20
TOPIX	100.00	95.00	95.00%	27.00	25.65
FTSE® 100 Index	100.00	95.00	95.00%	19.00	18.05
Swiss Market Index	100.00	95.00	95.00%	10.00	9.50
S&P/ASX 200 Index	100.00	95.00	95.00%	8.00	7.60
				Final Basket Level:	95.00
				Basket Return:	-5.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Since the hypothetical final basket level of 95.00 is greater than the buffer level of 85.00% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note, or $1,000.

Example 4: The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	40.00	40.00%	36.00	14.40
TOPIX	100.00	100.00	100.00%	27.00	27.00
FTSE® 100 Index	100.00	100.00	100.00%	19.00	19.00
Swiss Market Index	100.00	135.00	135.00%	10.00	13.50
S&P/ASX 200 Index	100.00	135.00	135.00%	8.00	10.80
				Final Basket Level:	84.70
				Basket Return:	-15.30%

In this example, the hypothetical final level of the EURO STOXX 50® Index is less than its hypothetical initial level, while the hypothetical final levels of the TOPIX and the FTSE® 100 Index are equal to their applicable hypothetical initial levels and the hypothetical final levels of the Swiss Market Index and S&P/ASX 200 Index are greater than their applicable initial levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical final basket level being less than the buffer level of 85.00% of the initial basket level even though the TOPIX and the FTSE® 100 Index remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final basket level of 84.70 is less than the buffer level of 85.00% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 100/85 × (-15.30% + 15.00%)) = $996.47

PRS-11

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

Example 5: The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	100.00	50.00	50.00%	36.00	18.00
TOPIX	100.00	60.00	60.00%	27.00	16.20
FTSE® 100 Index	100.00	60.00	60.00%	19.00	11.40
Swiss Market Index	100.00	65.00	65.00%	10.00	6.50
S&P/ASX 200 Index	100.00	55.00	55.00%	8.00	4.40
				Final Basket Level:	56.50
				Basket Return:	-43.50%

In this example, the hypothetical final levels for all of the basket underliers are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Since the hypothetical final basket level of 56.50 is less than the buffer level of 85.00% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 100/85 × (-43.50% + 15.00%)) = $664.71

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying Product Supplement No. 6.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this Pricing Supplement.

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive, if any, on the stated maturity date and the rate of return on the offered notes will depend on the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the tables, examples and charts above.

PRS-12

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” in the accompanying Prospectus, under “Risk Factors” in the accompanying Prospectus Supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying General Terms Supplement, and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying Product Supplement No. 6. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying Prospectus, the accompanying Prospectus Supplement, the accompanying General Terms Supplement and the accompanying Product Supplement No. 6. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to a basket underlier to which your notes are linked, the stocks comprising such basket underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Notes Are Subject to the Credit Risk of the Bank

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of the Bank, as issuer of the notes. The notes are our unsecured obligations. As further described in the accompanying Prospectus and Prospectus Supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of Senior Debt Securities — Ranking” on page 2 of the accompanying Prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other than the Determination Date

The final basket level will be based on the closing levels of the basket underliers on the determination date (subject to adjustment as described elsewhere in this Pricing Supplement). Therefore, if the closing levels of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers. Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You may lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of a weighted basket comprised of the EURO STOXX 50® Index, the TOPIX, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, you will lose, for each $1,000 of the face amount of your notes, an amount equal to the product of (i) the buffer rate times (ii) the sum of the basket return plus the buffer amount times (iii) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive significantly less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of comparable maturity that bears interest at a prevailing market rate.

PRS-13

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

The Potential for the Value of Your Notes to Increase Will Be Limited by the Maximum Settlement Amount

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the cap level. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket underliers.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers

Declines in the level of one basket underlier may offset increases in the levels of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underliers.

The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect A Trading Market For the Notes to Develop

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although CIBCWM and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to the stated maturity date. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to the stated maturity date.

The Historical Performance of the Basket Underliers Should Not Be Taken as an Indication of their Future Performance

The final level of the basket underliers will determine the amount to be paid on the notes at maturity. The historical performance of the basket underliers do not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the level of the basket underliers will rise or fall during the term of the notes. The level of each basket underlier will be influenced by complex and interrelated political, economic, financial and other factors.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock

Investing in the notes will not make you a holder of any of the basket underlier stocks. Neither you nor any other holder or owner of the notes will have any rights with respect to the basket underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights of a holder of the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the trade date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this Pricing Supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the

PRS-14

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to basket underliers that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular.  Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

The calculation agent will, among other things, determine the cash settlement amount payable at maturity of the notes. We will serve as the calculation agent. We may appoint a different calculation agent without your consent and without notifying you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting a basket underlier has occurred. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates or a similarly situated party to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. See “General Terms of the Underlier-Linked Notes — Role of Calculation Agent” in the accompanying Product Supplement No. 6.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which CIBCWM or any other party is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude the cost of hedging our obligations under the notes that is included in the original issue price. The cost of hedging includes the projected profit that we, our affiliates or any third-party who may conduct hedging activities related to the notes, including any dealer in the notes, may realize in consideration for assuming the risks inherent in managing the hedging

PRS-15

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by CIBCWM as a result of dealer discounts, mark-ups or other transaction costs. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to the compensation they would receive for the sale of the notes.

The Bank’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds the Bank’s estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the original issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The Bank’s estimated value of the notes was determined by reference to the Bank’s internal pricing models when the terms of the notes were set. This estimated value was based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which CIBCWM or any other person would be willing to buy notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate had an adverse effect on the terms of the notes and could have an adverse effect on any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

We Cannot Control Actions By Any of the Unaffiliated Companies Whose Securities Are Included in the Basket Underliers

Actions by any company whose securities are included in any of the basket underliers may have an adverse effect on the price of its security, the final basket level and the value of the notes. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the cash settlement amount to be paid to you at maturity.

The Indenture Provides Only Limited Acceleration and Enforcement Rights for the Notes

In connection with the implementation of certain Canadian federal statutes, the indenture under which the notes are issued provides that, for any notes of a series issued on or after November 6, 2018, including the notes offered by this pricing supplement, acceleration will only be permitted if (i) we default in the payment of the principal of, or interest on, any note of that series and, in each case, the default continues for a period of 30 business days, or (ii) certain bankruptcy, insolvency or reorganization events occur. See “Description of the Notes

PRS-16

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

We May Offer—Events of Default” in the Prospectus Supplement. As a result, before you invest in the notes, you should consider the risk that your safeguards and your ability to effect remedies under the indenture will be limited.

We and Our Respective Affiliates Have No Affiliation with the Sponsor of any of the Basket Underliers and Have Not Independently Verified Its Public Disclosure of Information

We and our respective affiliates are not affiliated in any way with the sponsor of any of the basket underliers and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the respective basket underliers. We have derived the information about the sponsor of each of the basket underliers and each of the basket underliers contained herein from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the basket underliers and the sponsors of the basket underliers. None of the sponsors of the basket underliers is involved in the offering of the notes made hereby in any way or has any obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

The U.S. Federal Tax Consequences of An Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. The U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying Product Supplement No. 6.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the notes should review carefully the section of the accompanying Product Supplement No. 6 entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance that the Canadian Federal Income Tax Consequences of an Investment in the Notes Will Not Change in the Future

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the notes, please read the section of this Pricing Supplement entitled “Certain Canadian Federal Income Tax Considerations” as well as the section entitled “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus. You should consult your tax advisor with respect to your own particular situation.

PRS-17

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of five basket underliers with the following initial weights within the basket: the EURO STOXX 50® Index (36.00% weighting), the TOPIX (27.00% weighting), the FTSE® 100 Index (19.00% weighting), the Swiss Market Index (10.00% weighting) and the S&P/ASX 200 Index (8.00% weighting).

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The 50 stocks included in the EURO STOXX 50® Index trade in Euros, and are allocated, based on their country of incorporation, primary listing and largest trading volume, to one of the following countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain, which we refer to collectively as the Eurozone. The level of the EURO STOXX 50® Index is disseminated on the STOXX website. STOXX is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX website: stoxx.com. We are not incorporating by reference the website or any material it includes in this Pricing Supplement.

The top ten constituent stocks of the EURO STOXX 50® Index as of August 30, 2019, by weight, are: Total S.A. (4.91%), SAP SE (4.80%), LVMH Moët Hennessy Louis Vuitton SE (3.94%), LINDE PLC (3.84%), Sanofi (3.60%), ASML Holding N.V. (3.50%), Allianz SE (3.46%), Unilever N.V. (3.34%), Siemens AG (2.98%) and Anheuser-Busch InBev (2.95%); constituent weights may be found at stoxx.com/index-details?symbol=sx5e under “Data – Factsheet Information” and are updated periodically.

As of August 30, 2019, the top ten industry sectors comprising the EURO STOXX 50® Index are: Personal & Household Goods (11.8%), Industrial Goods & Services (10.7%), Technology (10.5%), Health Care (10.1%), Banks (8.8%), Chemicals (8.3%), Insurance (6.5%), Oil & Gas (6.3%), Utilities (5.4%) and Telecommunications (5.1%); industry weightings may be found at stoxx.com/index-details?symbol=sx5e under “Data – Factsheet Information” and are updated periodically. Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of August 30, 2019, the eight countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (2.9%), Finland (1.0%), France (39.4%), Germany (30.6%), Ireland (1.0%), Italy (4.8%), Netherlands (10.8%), and Spain (9.4%); country weightings may be found at stoxx.com/index-details?symbol=sx5e under “Data – Factsheet Information” and are updated periodically. Percentages may not sum to 100% due to rounding.

The above information supplements the description of the EURO STOXX 50® Index found in the accompanying General Terms Supplement. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the basket underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the EURO STOXX 50® Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” in the accompanying General Terms Supplement.

We have entered into an agreement with STOXX providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the EURO STOXX 50®, which is owned and published by STOXX, in connection with certain securities, including the notes.

The EURO STOXX 50® Index is the intellectual property (including registered trademarks) of STOXX, Zurich, Switzerland, Deutsche Börse Group or their licensors, which is used under license. The notes are neither sponsored nor promoted, distributed or in any other manner supported by STOXX, Deutsche Börse Group or their

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licensors, research partners or data providers and STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not give any warranty, and exclude any liability (whether in negligence or otherwise) with respect thereto generally or specifically in relation to any errors, omissions or interruptions in the EURO STOXX 50® Index or its data.

TOPIX

TOPIX, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. TOPIX is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. TOPIX is calculated and published by TSE. Additional information about TOPIX is available on the following website: jpx.co.jp/english/markets/indices/topix. We are not incorporating by reference the website or any material it includes in this Pricing Supplement.

TOPIX

Basket Underlier Stock Weighting by Sector as of August 30, 2019

Sector:*	Percentage (%)**
Air Transportation	0.56%
Banks	5.71%
Chemicals	7.25%
Construction	2.84%
Electric Appliances	13.71%
Electric Power and Gas	1.72%
Fishery, Agriculture and Forestry	0.11%
Foods	4.08%
Glass and Ceramics Products	0.79%
Information & Communication	9.08%
Insurance	2.29%
Iron and Steel	0.78%
Land Transportation	4.81%
Machinery	4.88%
Marine Transportation	0.15%
Metal Products	0.55%
Mining	0.27%
Nonferrous Metals	0.71%
Oil and Coal Products	0.53%
Other Financing Business	1.12%
Other Products	2.25%
Pharmaceutical	5.72%
Precision Instruments	2.19%
Pulp and Paper	0.25%
Real Estate	2.56%
Retail Trade	4.80%
Rubber Products	0.77%
Securities and Commodities Futures	0.77%
Services	5.27%
Textiles and Apparels	0.64%
Transportation Equipment	7.78%
Warehousing and Harbor Transportation Service	0.20%
Wholesale Trade	4.89%

* Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

** Information provided by TSE. Percentages may not sum to 100% due to rounding.

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The above information supplements the description of TOPIX found in the accompanying General Terms Supplement. For more details about TOPIX, the basket underlier sponsor and the license agreement between the basket underlier sponsor and the issuer, see “The Underliers — TOPIX” in the accompanying General Terms Supplement.

CIBC will enter into an agreement with TSE or its affiliates as necessary to provide us and certain of our affiliates or subsidiaries, in exchange for a fee, a non-exclusive license to use TOPIX, which is sponsored, calculated and published by TSE, in connection with certain securities, including the notes.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by TSE and TSE owns all rights and know-how relating to the TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. TSE gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by the TSE. TSE shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public. TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of TOPIX Value. Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the notes.

The FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The index was developed with a base level of 1,000 as of December 30, 1983. The FTSE® 100 Index is calculated, published and disseminated by FTSE, the trade name of FTSE International Limited and Frank Russell Company, both owned by the London Stock Exchange Group plc (the “Exchange”). Additional information on the FTSE® 100 Index is available from the following website: ftse.com/products/indices/uk. We are not incorporating by reference the website or any material it includes in this Pricing Supplement. FTSE is under no obligation to continue to publish the FTSE® 100 Index and may discontinue publication of the FTSE® 100 Index at any time.

FTSE® 100 Index

Index Stock Weighting by Sector as of August 30, 2019

Sector:*	Percentage (%)**
Oil & Gas	15.70%
Banks	11.25%
Personal & Household Goods	11.79%
Industrial Goods & Services	7.68%
Health Care	11.01%
Financial Services	2.99%
Basic Resources	7.80%
Travel & Leisure	3.82%
Insurance	4.89%
Food & Beverages	5.25%
Media	4.42%
Retail	3.13%
Telecommunications	3.07%
Utilities	3.07%
Real Estate	1.04%
Construction & Materials	1.70%
Technology	0.76%
Chemicals	0.63%

* Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed

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(FTSE classifies index stock weighting by supersectors under the Industry Classification Benchmark). Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

** The sector classification weightings are derived from information prepared by the basket underlier sponsor. Percentages may not sum to 100% due to rounding.

The top five constituent stocks of the FTSE® 100 Index as of August 30, 2019, by weight, are: HSBC Holdings PLC (6.62%); BP PLC (5.50%); Royal Dutch Shell PLC Class A (5.50%); AstraZeneca PLC (5.31%); and Royal Dutch Shell PLC Class B (4.69%).

In addition to the eligibility criteria discussed under “The Underliers — FTSE® 100 Index” in the accompanying General Terms Supplement, in order to be included in the FTSE® 100 Index, a company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of the FTSE® 100 Index who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from the FTSE® 100 Index.

The above information supplements the description of the basket underlier found in the accompanying General Terms Supplement. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the basket underlier, the basket underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — FTSE® 100 Index” in the accompanying General Terms Supplement.

CIBC will enter into an agreement with FTSE or its affiliates as necessary to provide us and certain of our affiliates or subsidiaries, in exchange for a fee, a non-exclusive license to use the FTSE® 100 in connection with certain securities, including the notes.

All rights in the FTSE® 100 Index vest in FTSE. “FTSE®” is a trade mark of the London Stock Exchange Group companies and is used by FTSE under license. The notes have been developed solely by CIBC. The FTSE® 100 Index is calculated by FTSE or its agent. FTSE and its licensors are not connected to and do not sponsor, advise, recommend, endorse or promote the notes and do not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the FTSE® 100 Index or (b) investment in or operation of the notes. FTSE makes no claim, prediction, warranty or representation either as to the results to be obtained from the notes or the suitability of the FTSE® 100 Index for the purpose to which it is being put by CIBC.

The Swiss Market Index (SMI®)

The SMI®, which we also refer to in this description as the “index”:

•                  was first launched with a base level of 1,500 as of June 30, 1988; and

•                  is sponsored, calculated, published and disseminated by SIX Group, certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange.

The index is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The index represents more than 75% of the free-float market capitalization of the entire Swiss market.

As of December 29, 2017, the top ten constituents of the index (and their respective weightings in the index) were: Nestle SA (18.04%); Roche Holding AG (17.79%); Novartis AG (17.71%); UBS Group AG (7.10%); ABB Ltd (4.88%); Financiere Richemont SA (4.74%); Zurich Insurance Group AG (4.61%); Credit Suisse Group AG (4.34%); Compagnie Swiss Re AG (3.01%); and LafargeHolcim LTD (2.71%).

As of December 29, 2017, the ICB industry sectors in the index (and their respective weights) were: Basic Materials

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(1.84%), Consumer Goods (24.03%), Financials (21.62%), Health Care (37.52%), Industrials (13.63%) and Telecommunications (1.35%) (may not sum to 100% due to rounding). The ICB structure was updated effective as of July 1, 2019. While the changes to the ICB structure are effective as of July 1, 2019, the current ICB structure has not yet been implemented by the index sponsor and the sector data reflects the ten ICB industries structure prior to July 1, 2019. The aforementioned changes (which are not reflected above) include the addition of an 11th industry, Real Estate, to the ICB, an expansion and reorganization of the current Telecommunications industry, a reorganization of the Consumer Goods and Consumer Services industries into Consumer Staples and Consumer Discretionary industries, respectively, and the renaming of the Oil & Gas industry to the Energy industry. The Real Estate industry contains the Real Estate Investment & Services sector and the Real Estate Investment Trusts (REITs) sector. However, because Mortgage REITs derive revenue from real estate financing rather than from real estate itself, they remain in the Financials industry. The Telecommunications industry was expanded via the addition of companies from the Technology industry and the Media sector and reorganized by creating a new Telecommunications Equipment sector and new Telecommunications Services (which includes Fixed Line Telecommunications and Mobile Telecommunications companies) and Cable Television Services subsectors, which are grouped at the sector level as the Telecommunications Service Providers sector. The new Consumer Staples and Consumer Discretionary industries are a blend of the existing Consumer Goods and Consumer Services industries, with a majority of the weight in the existing Consumer Goods industry shifting to the new Consumer Staples industry and a majority of the weight in the existing Consumer Services industry shifting to the new Consumer Discretionary industry. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

SMI® Composition and Selection Criteria

The index is comprised of the 20 highest ranked stocks traded on the SIX Swiss Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies, although in some cases foreign issuers with a primary listing on the SIX Swiss Exchange that submit to certain reporting requirements or investment companies that do not hold any shares of any company that has a primary listing on the SIX Swiss Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

•                  average free-float market capitalization over the last 12 months (compared to the capitalization of the Swiss Performance Index, which serves as a benchmark for the overall Swiss equity market and as the index universe for the index), and

•                  cumulative on order book turnover over the last 12 months (compared to the total turnover of the Swiss Performance Index).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the index.

The index is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. For companies that were listed during the last 12 months, the cumulated on order book turnover generally excludes the first 5 trading days in the calculation. The ordinary index reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists based on the average free-float market capitalization and cumulative on order book turnover over the last 12 months are also published at the cut off dates March 31, September 30 and December 31.

The 18 securities with the highest rank are selected for inclusion in the index. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22 current components are selected with priority over the other securities. New components out of the buffer are selected until 20 components have been reached.

If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the SIX Swiss Exchange, it will not be included in the index unless it satisfies an additional liquidity criteria. For this purpose all the components of the Swiss Performance Index are ranked based on their cumulated on order book turnover over the past 12 months relative to the total turnover of the Swiss Performance Index. Such

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a security must rank at least 18 or better in terms of the cumulated on order book turnover over the past 12 months and if it ranks 23 or lower it will be automatically excluded from the index (i.e., without considering its free float).

Maintenance of the Index

Constituent Changes. In the case of major market changes as a result of corporate actions, the Management Committee of SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the index outside of the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the index are no longer fulfilled. As a general rule, extraordinary acceptances into the index take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the 5th trading day prior to the end of November cannot be included until the following March). If a delisting has been confirmed, it will be removed from the index at the next upcoming ordinary quarterly adjustment date (March, June, September and December) with a notice period of at least five days. However, if the delisting would be effective before the ordinary index review, the security is excluded from the index on the effective date of the delisting. If a delisted company is removed before the ordinary index review, it will be replaced by the best ranked candidate on the selection list which is not yet part of the index in order to maintain 20 components.

Capped Weightings and Intra-Quarter Breaches. The weight of any index constituent that exceeds a weight of 18% within the index is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such constituent’s free float market capitalization. A constituent’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other index constituents. The constituents are also capped to 18% as soon as two index constituents exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, the new capping factors are implemented after the close of the following trading day. The weights of the largest components are therefore set again to 18% effective after the close of the following trading day. If an issuer is represented in the index by more than one security, the free float market capitalization of those securities is cumulated for the calculation of the capping factors.

Number of Shares and Free Float. The securities included in the index are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for the purposes of index calculation.

Fundamentally deemed to be shares held in firm hands are shareholdings that have been acquired by one person or a group of persons in companies and that reach or exceed the threshold of 5%. Shares of persons and groups of persons who are subject to a shareholder or lock up agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in firm hands.

For the calculation of the number of shares in firm hands, the SIX Swiss Exchange may also use other sources than the reports submitted to it. In particular, the SIX Swiss Exchange may use data gained from issuer surveys that it conducts itself.

In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating. The SIX Swiss Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (“Partizipationsscheine”) and bonus certificates (“Genussscheine”) is taken into full account in calculating the index because it does not confer voting rights.

The number of securities in the index and the free-float factors are adjusted after the close of trading on four

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adjustment dates per year, the third Friday of March, June, September and December. Such changes are provisionally pre-announced at least one month before the effective date, although the index sponsor reserves the right to take account of recent changes up to five trading days before the effective date.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the index, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively, occurs from one trading to the next and is in conjunction with a corporate action. Such an adjustment takes effect after a notification period of two trading days based on the information available.

Calculation of the Index

The index sponsor calculates the index using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Swiss Market Index =	Free Float Market Capitalization of the SMI®
Divisor

The “free float market capitalization of the SMI®” is equal to the sum of the product of the last-paid price, the number of shares, the free float factor, the capping factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any index component stock price is unavailable on any trading day, the index sponsor will use the last reported price for such component stock. Only prices from the SIX Swiss Exchange’s electronic order book are used in calculating the index.

Divisor Value and Adjustments

The divisor is a technical number used to calculate the index and is adjusted to reflect changes in market capitalization due to corporate events.

Below are common corporate events and their impact on the divisor of the index:

Event	Divisor Change?
Regular cash dividend	No
Share split	No
Rights issue	If the rights issue is used to raise capital, the divisor increases. If the rights issue is used to return capital, the divisor decreases.

Merger & Acquisition activities

Mergers and acquisitions are corporate actions that go along with a change to the ownership structure of one or more companies. This can result in the disappearance of the involved companies and in the creation of a new company (merger) or in the integration of one company into the other (acquisition). Therefore, the corporate action may lead to a new listing or to a delisting which results in an adjustment of the index composition. In both cases a change in the number of shares or the free float factor are to be considered which result in a change of the components weight.

Spinoff

A spinoff takes place if a company divests parts of its business into a new company and lists its shares. The shares of this newly created company are equally distributed to the shareholders of the existing company. Therefore in principle a spinoff is treated like an extraordinary payment. However, there is no market price available at the ex-date of the spinoff. In order to receive such a market price, the company spun off is kept in the index during the ex-date. The opening price will be 0. The instrument is added to the index at the ex-date with a price of 0. The adjustments using the market value are effective the first trading day after the ex-date based on the closing values of the ex-date.

License Agreement between SIX Swiss Exchange and CIBC

CIBC will enter into an agreement with SIX Swiss Exchange AG or its affiliates as necessary to provide us and certain of our affiliates or subsidiaries, in exchange for a fee, a non-exclusive license to use the SMI®, which is owned and published by the SIX Swiss Exchange, in connection with certain securities, including the notes.

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The SIX Swiss Exchange and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SMI® and the related trademarks for use in connection with the notes.

The SIX Swiss Exchange and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the SMI® or have any obligation to do so.

The SIX Swiss Exchange and its Licensors will not have any liability in connection with the notes. Specifically, the SIX Swiss Exchange and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the SMI® and the data included in the SMI®; the accuracy or completeness of the SMI® and its data; and the merchantability and the fitness for a particular purpose or use of the SMI® and its data. The SIX Swiss Exchange and its Licensors will have no liability for any errors, omissions or interruptions in the SMI® or its data. Under no circumstances will the SIX Swiss Exchange or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if the SIX Swiss Exchange or its Licensors knows that they might occur. The licensing agreement between us and the SIX Swiss Exchange will be solely for our benefit and the benefit the SIX Swiss Exchange and not for the benefit of the owners of the notes or any other third parties.

The S&P/ASX 200

The S&P/ASX 200, which we also refer to in this description as the “index”:

•                  is sponsored, calculated, published and disseminated by S&P, a part of McGraw Hill Financial;

•                  was acquired and re-launched by its current index sponsor on April 3, 2000; and

•                  is the responsibility of the S&P/ASX Index Committee (“Index Committee”), comprised of five voting members representing S&P and the Australian Securities Exchange.

The index includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange ASX by float-adjusted market capitalization. As discussed below, the S&P/ASX 200 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX. All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the index. Hybrid stocks such as convertible stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion. Stocks currently under consideration for merger or acquisition are not eligible for inclusion or promotion to the index.

As of August 30, 2019, the top 10 index stocks by weight were the following: Commonwealth Bank Australia, CSL Ltd., BHP Group Ltd., Westpac Banking Corp., ANZ Banking Group, National Australia Bank Ltd., Woolworths Group Ltd., Wesfarmers Ltd., Telstra Corp Ltd. and Macquarie Group Ltd.

As of August 30, 2019, the 11 Global Industry Classification Standard (“GICS”) industry sectors represented by stocks in the index include: Financials (31.5%), Materials (17.4%), Health Care (9.5%), Industrials (8.4%), Real Estate (7.9%), Consumer Discretionary (6.3%), Consumer Staples (6.0%), Energy (5.0%), Communication Services (3.8%), Information Technology (2.5%), and Utilities (1.9%). Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-

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industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the S&P/ASX 200 Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

As of August 30, 2019, the countries of domicile included in the index and their relative weights were: Australia (96.80%), United States (1.60%), New Zealand (1.30%), France (0.20%) and United Kingdom (0.10%).

The S&P/ASX 200 Index is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization. Constituent companies for the S&P/ASX 200 Index are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 index stocks may be selected.

The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, the latest available shares on issue and the investable weight factor, which we refer to as the IWF, are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.

Number of Shares

When considering the index eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.

Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (CDIs) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the index to be reflective of the Australian market.

The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a three-month period.

Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

IWF

The index is float-adjusted, meaning that the share counts used in calculating the index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by certain shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed; private equity, venture capital and special equity firms; asset managers and insurance companies with board of directors representation; shares held by another publicly traded company; holders of restricted shares; company-sponsored employee share plans or trusts, defined contribution plans/savings and investment plans; foundations or family trusts associated with the company; government entities at all levels except government retirement or pension funds; sovereign wealth funds;

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and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “control holders”). To this end, S&P excludes all share-holdings (other than depositary banks; pension funds, including government pension and retirement funds; mutual funds, exchange traded fund providers, investment funds and asset managers, including hedge funds with no board of director representation; investment funds of insurance companies; and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in index calculations.

The exclusion is accomplished by calculating an investable weight factor (IWF) for each stock that is included in the index as follows:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

A company must have a minimum IWF of 0.3 to be eligible for index inclusion, however an IWF at or above that level is not necessary for ongoing index membership.

IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

Liquidity Test

Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months) relative to the market capitalization weighted average of the stock median liquidities of the 500 companies of the All Ordinaries index, another member of the S&P/ASX index family.

Index Maintenance

S&P rebalances the index constituents quarterly to ensure adequate market capitalization and liquidity based on the previous six months’ worth of data. The reference date used for the six months worth of trading data is the last Friday of the month prior to the rebalancing, except for the September rebalancing where the reference date for data used is the second to last Friday of August. Quarterly review changes take effect after the market close on the third Friday of March, June, September and December. Eligible stocks are considered for index inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the index, provided that liquidity hurdles are met. Stocks that fail the relative liquidation criteria are typically removed from the float-adjusted market capitalization rankings.

In order to limit the level of index turnover, eligible non-constituent securities will generally only be considered for index inclusion once a current constituent stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. In order to be added to the index, a stock must be ranked 179th or higher, and in order to be deleted from the index, a stock must be ranked 221st or lower. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing. The buffers serve as guidelines for arriving at any potential constituent changes to the index, however, these rules can be by-passed when circumstances warrant.

Between rebalancing dates, an index addition is generally made only if a vacancy is created by an index deletion. Index additions are made according to float-adjusted market capitalization and liquidity. An initial public offering is added to the index only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.

Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the index will be made once there is sufficient

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evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the index at the cash offer price for cash-only offers. Otherwise the best available price in the market is used.

Share numbers for all index constituents are updated quarterly and are rounded to the nearest thousand. The update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares, as at the quarterly rebalancing reference date.

Share updates for foreign-domiciled securities will take place at each quarterly rebalancing. The update to the number of index shares will only take place when the 3-month average of CDIs or the total securities held in the Australian branch of the issuer sponsored register (where supplied) and in CHESS, on the rebalancing reference date, differs from the current index shares by 5% or more. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

•             Changes in a company’s shares outstanding of 5% or more due to market-wide shares issuance or major off-market buy-backs;

•             Rights issues, bonus issues and other major corporate actions; and

•             Share issues resulting from index companies merging.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

Index Calculation

The index is calculated using a base-weighted aggregate methodology. The value of the index on any day for which an index value is published is determined by a fraction, the numerator of which is the sum for all index stocks of the products of the price of each stock in the index times the number of shares of such stock included in the index times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.

In order to prevent the value of the index from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment. This helps maintain the value of the index and ensures that the movement of the index does not reflect the corporate actions of the individual companies that comprise the index.

The table below summarizes the types of index adjustments and indicates whether the corporate action will require a divisor adjustment:

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

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Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment..
Spin-off

The spin-off is added to the index on the ex-date at a price of zero. The spin-off index shares are based on the spin-off ratio. On the ex-date the spin-off will have the same attributes as its parent company, and will remain in the index for at least one trading day. As a result, there will be no change to the index divisor on the ex-date.

If the spin-off is ineligible for continued inclusion, it will be removed after the ex-date. The weight of the spin-off being deleted is reinvested across all the index components proportionally such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P/ASX 200 Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P/ASX 200 Index is made at the discretion of the index manager and/or index committee, as further discussed below.  The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision.

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In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the S&P/ASX 200 Index without involving the index committee.  In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P/ASX 200 Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P/ASX 200 Index following specified guidelines. In the event that the S&P/ASX 200 Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Prices used to calculate the S&P/ASX 200 Index are obtained from IDC and Refinitiv. If the relevant exchange suffers a failure or interruption, real-time calculations are halted until the exchange confirms that trading and price dissemination has resumed.

If the interruption is not resolved before the market close and the exchange publishes a list of closing prices, those prices are used to calculate the closing value of the S&P/ASX 200 Index. If no list is published, the last trade for each security before the interruption is used to calculate the closing value of the S&P/ASX 200 Index. If no trades were reported for a security, the previous close adjusted for corporate actions is used for index calculation.

In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P/ASX 200 Index.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

In the event of an unexpected exchange closure, S&P uses the following guidelines:

(i)           If an unexpected exchange closure occurs prior to the open of trading and it is indicated that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday.

(ii)        If a market disruption occurs intraday, S&P will wait for the impacted exchange to publish a list of closing prices, which will then be used to calculate the closing index values. If no list is published, the last trade for each security before the interruption is used to calculate the index closing value. If no trades were reported for a security, the previous closing price, adjusted for corporate actions, is used for index calculation.

License Agreement between S&P Dow Jones Indices LLC and CIBC

We and S&P have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the S&P/ASX 200 in connection with the issuance of the notes.

The license agreement between us and S&P provides that the following language must be stated in this document:

The S&P/ASX 200 is a product of S&P, and has been licensed for use by us. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; and these trademarks have been licensed for use by S&P and sublicensed for certain purposes by us. The notes are not sponsored, endorsed, sold or promoted by S&P, Standard & Poor’s Financial Services LLC, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/ASX 200 to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the S&P/ASX 200 is the licensing of the S&P/ASX 200 and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P/ASX 200 is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the S&P/ASX 200. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash,

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surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P/ASX 200 will accurately track S&P/ASX 200 performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within an S&P/ASX 200 is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P/ASX 200.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX 200 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Historical Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this Pricing Supplement and the date of your purchase of the offered notes. We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this Pricing Supplement and the date of your purchase of the offered notes. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of the EURO STOXX 50® Index, the TOPIX, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index from September 19, 2009 through September 19, 2019. The graphs are for illustrative purposes only. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

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Historical Basket Levels

The following graph is based on the basket closing level for the period from September 19, 2009 through September 19, 2019 assuming that the basket closing level was 100 on September 19, 2009. We derived the basket closing levels based on the method to calculate the basket closing level as described in this Pricing Supplement and on actual closing levels of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on September 19, 2009 was 100. As noted in this Pricing Supplement, the initial basket level was set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Basket Performance

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the notes set forth on the cover of this Pricing Supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Was Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this Pricing Supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the notes was determined when the terms of the notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this Pricing Supplement.

The Bank’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, the Bank will sell to CIBCWM, and CIBCWM will purchase from the Bank, the aggregate face amount of the offered notes specified on the front cover of this Pricing Supplement. CIBCWM proposes initially to offer the notes to the public at the price to public set forth on the cover page of this Pricing Supplement and to certain unaffiliated securities dealers at such price.

The Bank owns, directly or indirectly, all of the outstanding equity securities of CIBCWM.  In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the notes against payment therefor in New York, New York on September 26, 2019, which is the fifth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this Pricing Supplement in the initial sale of the notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this Pricing Supplement in market-making transactions in any notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this Pricing Supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the trade date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the original issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution — Conflicts of Interest” in the accompanying Prospectus Supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.

Any notes which are the subject of the offering contemplated by this Pricing Supplement, the accompanying Product Supplement No. 6, accompanying General Terms Supplement, accompanying Prospectus Supplement and accompanying Prospectus may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)         the expression “retail investor” means a person who is one (or more) of the following:

(i)   a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

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(ii)   a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)  not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended); and

(b)         the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by the discussion entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying Product Supplement No. 6, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain.  No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes.  In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts.  Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes.  If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes.  Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year.

The expected characterization of the notes is not binding on the IRS or the courts.  It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying Product Supplement No. 6. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss.  For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” of Product Supplement No. 6.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

U.S. tax rules treat certain financial products issued to non-U.S. holders in 2017 or thereafter as giving rise to withholdable dividend equivalent payments when the financial product provides a payment or credit in respect of dividend payments on certain U.S. underliers.  These rules do not apply if the financial product references qualified indices and does not contain short positions on more than 5 percent of the components within the indices.  Additionally, the Internal Revenue Service has issued a Notice that excludes financial products issued prior to 2021 that are not “delta-one” with respect to underlying securities that could pay withholdable dividend equivalent payments. In the opinion of Mayer Brown LLP, these rules should not apply to the notes.

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CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this Pricing Supplement and who for the purposes of the Canadian Tax Act and the regulations thereto and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder.  Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated February 27, 2017, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

In the opinion of Mayer Brown LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by the Prospectus Supplement and the Prospectus, the notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated February 27, 2017, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

PRS-41

Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement, the accompanying Product Supplement No.6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement or the accompanying Prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Pricing Supplement

Page
About this Pricing Supplement	PRS-2
Summary Information	PRS-3
Hypothetical Examples	PRS-7
Additional Risk Factors Specific to Your Notes	PRS-13
The Basket and the Basket Underliers	PRS-18
The Bank’s Estimated Value of the Notes	PRS-36
Supplemental Plan of Distribution (Conflicts of Interest)	PRS-37
Certain United States Federal Income Tax Considerations	PRS-39
Certain Canadian Federal Income Tax Considerations	PRS-40
Validity of the Notes	PRS-41

Product Supplement No.6 dated May 1, 2017
Summary Information	PS-1
Hypothetical Returns on the Underlier-Linked Notes	PS-9
Additional Risk Factors Specific to the Underlier-Linked Notes	PS-28
General Terms of the Underlier-Linked Notes	PS-32
Use of Proceeds	PS-37
Hedging	PS-37
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-38
Supplemental Discussion of Canadian Federal Income Tax Consequences	PS-44
Certain U.S. Benefit Plan Investor Considerations	PS-45

General Terms Supplement No. 1 dated May 1, 2017

Additional Risk Factors Specific to the Notes	GTS-1
Supplemental Terms of the Notes	GTS-10
The Underliers	GTS-26
S&P 500® Index	GTS-29
MSCI Indices	GTS-34
Hang Seng China Enterprises Index	GTS-42
Russell 2000® Index	GTS-46
FTSE® 100 Index	GTS-52
EURO STOXX 50® Index	GTS-57
TOPIX	GTS-62
The Dow Jones Industrial AverageTM	GTS-66
The iShares® MSCI Emerging Markets ETF	GTS-69
Use of Proceeds	GTS-71
Hedging	GTS-71

Prospectus Supplement dated November 6, 2018

About this Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-11
Description of the Notes We May Offer	S-12
Supplemental Plan of Distribution (Conflicts of Interest)	S-37

Prospectus dated March 28, 2017

About this Prospectus	i
Forward-Looking Statements	i
Available Information	iii
Documents Incorporated by Reference	iii
Presentation of Financial Information	iv
Canadian Imperial Bank of Commerce	1
Risk Factors	1
Use of Proceeds	1
Ratios of Earnings to Fixed Charges	1
Description of Senior Debt Securities	2
Material Income Tax Consequences	17
Plan of Distribution	24
Certain U.S. Benefit Plan Investor Considerations	26
Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others	27
Legal Matters	28
Experts	28

PRS-42

$3,434,000

Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes
Capped Leveraged Buffered Basket-Linked Notes due May 27, 2021

CIBC World Markets